Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

CHORD ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$3,839,825,270.00(1)(2)	0.00014760	$566,758.21(3)

Fees Previously Paid	—		—

Total Transaction Valuation	$3,839,825,270.00

Total Fees Due for Filing			$566,758.21

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$566,758.21

(1)

In accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the maximum number of securities to which this transaction applies is estimated, as of March 27, 2024, to be 204,246,025, which consists entirely of issued and outstanding Enerplus common shares.

(2)

In accordance with Rule 0-11 under the Exchange Act, the proposed maximum aggregate value of the transaction estimated solely for purposes of calculating the filing fee was calculated, as of March 27, 2024, based on the product of (i) all of the 204,246,025 issued and outstanding Enerplus common shares and (ii) $18.80, the average of the high and low trading prices of Enerplus common shares as reported on the New York Stock Exchange on March 20, 2024 (within five business days prior to the date of the proxy statement).

(3)	In accordance with Section 14(g) of, and Rule 0-11 under, the Exchange Act, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction by 0.00014760.